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  EXHIBIT 99.1

  TYPE:

  SEQUENCE:

  DESCRIPTION: PRESS RELEASE


  TELECOMMUNICATION PRODUCTS, INC. IMPLEMENTS A RE-CAPITALIZATION PLAN


  BEVERLY HILLS, Calif.--(BUSINESS WIRE)--July 8, 2002-- Telecommunication Products, Inc. (OTCBB:TCPD - News), a technology development corporation, today announced the following three corporate events.

  Telpro Chief Executive Officer, Mr. Robert Russell will retire 10 million of his common share holdings to the Company treasury. As a result of this action, the Company's total issued and outstanding shares will be reduced from approximately 26 million to 16 million. Performance related options linked to future revenue and profit growth will be awarded to Mr. Russell.

  Mr. Russell has also agreed to convert $800,000 of loans he has made to the Company into preferred shares, without any conditions for retirement, conversion or dividend. In addition the company's first fiscal quarter results for June 30, 2002 will reflect an accounts payable reduction of $383,935, which was formally due to a creditor and settled for zero cost to the Company, without further cost or obligation.

  The Company is also in the process of a private placement of up to $100,000 in debentures. The forthcoming Form 10Q dated June 30, 2002, will reflect all of the material events mentioned above. "We believe that the reduction of the total shares issued and outstanding in addition to the improvements to Telpro's balance sheet and equity position is in the best interests of all our shareholders," said Mr. Russell, company CEO.

  The result of all the above actions substantially increases corporate net worth to over $1,000,000, increases company book and common share value by over 80% and should assist the company in meeting the requirements to re-list its shares on the NASDAQ National Market.

  Additionally, Mr. Russell stated: "We are committed to moving the Company towards profitability and substantial growth to maximize value for our shareholders. Our research and development process is substantially complete and we are in final negotiations for contracts that should bode well for the Company this fiscal year to produce both revenues and profits for shareholders."

  About Telecommunication Products, Inc.

  Telpro, based in Beverly Hills, California, is a technological development company that has developed state-of-the-art codecs, which implement a new compression algorithm that provides maximum density, as well as a web-service based system for tracking usage, which will augment accounting and billing functions. This technology will be applied to both Telpro offerings:
  "Meet-Me", is a proprietary online consulting software, enabling professionals to operate any or all of their in-person conferencing, scheduling, billing or marketing functions; and the "Telpro Player", is an unprecedented Internet-enabled video-on-demand player, offering viewers a higher level of quality, speed and resolution.

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  For more information, visit the company's web site at
www.telecomproductsinc.com.


  Certain statements in this news release may contained forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

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  CONTACT:

       Telecommunication Products, Inc.
       Robert Russell, 310/281-2571